Exhibit 7.05

PLEDGE AGREEMENT

BETWEEN

You-Bin Leng, Pledgor

and

Equities First Holdings, LLC, as Lender

This Pledge Agreement is made as of this 30th day of August, 2011, by and between You-Bin Leng having an address of Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing 100016 (hereinafter the "Pledgor") and Equities First Holdings, LLC, a Delaware limited liability company, with its principal office located at 10 West Market Street, Suite 3050, Indianapolis, IN 46204 (hereinafter the "Lender").

RECITALS:

A.   The Pledgor and the Lender are entering into a Loan Agreement contemporaneously herewith (the "Loan Agreement") providing for the making of a loan to the Pledgor in the amount, and subject to the terms and conditions, specified in the Loan Agreement.

B.   The Pledgor is the sole legal and beneficial owner of the 355,000 shares of Feihe International, Inc. (ADY).

C.   The execution and delivery of this Pledge Agreement and the pledge by the Pledgor to the Lender of its rights in the Pledged Collateral (as hereinafter defined) constitute conditions precedent to the obligation of the Lender to make a loan to the Pledgor pursuant to the terms of the Loan Agreement.

ACCORDINGLY, in consideration of and in order to induce the Lender to execute and deliver the Loan Agreement and to make and maintain a loan thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees as follows:

SECTION 1

DEFINITIONS

1.1           Defined Terms. Capitalized terms that are not defined herein have the respective meanings ascribed to them in the Loan Agreement. The Definitions Section from the Loan Agreement, § 1, executed contemporaneous with this Pledge Agreement, is hereby incorporated by reference into the Pledge Agreement as if fully set forth herein. In addition, the following term has the following meaning:

"Uniform Commercial Code" means the Uniform Commercial Code as adopted and in effect from time to time in the State of Indiana.

1.2           Use of Defined Terms.  Unless otherwise expressly specified herein, defined terms denoting the singular number shall, when in the plural form, denote the plural number of the matter or item to which such defined terms refer, and vice-versa. The Section, Schedule and Exhibit headings used in this Pledge Agreement are descriptive only and shall not affect the construction or meaning of any provision of this Agreement. Unless otherwise specified, the words "hereof," "herein," "hereunder" and other similar words refer to this Pledge Agreement as a whole and not just to the Section, subsection or clause in which they are used; and the words "this Agreement" refer to this Pledge Agreement. Unless otherwise specified, references to Sections, Recitals, Schedules and Exhibits are references to Sections of, and Recitals, Schedules and Exhibits to this Agreement.

1.3           Statements as to Knowledge.  Any statements, representations or warranties which are based upon the knowledge of the Pledgor shall be deemed to have been made after due inquiry with respect to the matter in question.

SECTION 2

PLEDGE

 2.1           Pledge by Pledgor. The Pledgor hereby pledges, and assigns to the Lender, and hereby transfers to the Lender all right, title, ownership and interest in and to (all the foregoing herein called the "Pledge"), the following described property hereinafter called the "Pledged Collateral": the 355,000 shares of Feihe International, Inc. (ADY), whether physical or electronic, evidencing such shares (collectively, the "Pledged Shares") and all cash, instruments, securities or other property representing a dividend or other distribution on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefore, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and all proceeds thereof (collectively, the "Pledged Collateral").

SECTION 3

NATURE OF LOAN AND PLEDGE

3.1           Non-Recourse Loan and Pledge. The Lender agrees, for itself, its representatives, successors and assigns that: (i) neither the Pledgor, nor any representative, successor, assign or affiliate of the Pledgor, shall be personally liable for the Principal Loan Amount; and (ii) the Lender, and any such representative, successor or assignee, shall look only to the property identified in this Pledge Agreement for payment of the Obligations and will not make any claim or institute any action or proceeding against the Pledgor, or any representatives, successors, assigns or affiliate of the Pledgor, for any deficiency remaining after collection upon the Pledged Collateral, except as provided below.

Provided, however, notwithstanding the foregoing, the Pledgor is and will remain personally liable for any deficiency remaining after collection of the Pledged Collateral to the extent of any loss suffered by Lender, or its representatives, successors, endorsees or assigns, is caused by Pledgor based in whole or in part upon damages arising from any fraud, misrepresentations or the breach of any representation, warranty or agreement in the Loan Documents.

SECTION 4

SCOPE OF PLEDGE AND REDELIVERY OF THE PLEDGED COLLATERAL

4.1           Pledge Absolute. The Pledgor hereby agrees that this Pledge Agreement shall be binding upon the Pledgor and that the Pledge of the Pledged Collateral hereunder shall be irrevocable and unconditional, irrespective of the validity, legality or enforceability of the Loan Agreement and any other Loan Document, even in the absence of any action to enforce the same, the waiver or consent by the Lender with respect to any provision thereof, or any action to enforce the same or any other similar circumstances. The Pledgor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Pledgor, any notice to require a proceeding first against the Pledgor or any other Person, protest or notice with respect to indebtedness evidenced hereby and all demands whatsoever, and covenants that this Agreement will remain in full force and effect so long as any Obligations under the Loan Agreement remains unpaid.

4.2           Termination and Redelivery of the Pledged Collateral. This Agreement shall terminate when all of the Pledgor's Obligations have been paid in full. Within five business days of the Pledgor's satisfaction of the Obligations, the Lender shall reassign all right, title, ownership and interest in identical securities, as described in IRC § 1058 to the Pledgor and redeliver the Pledged Collateral, without recourse or warranty, at the sole expense of the Lender. The Lender shall also deliver appropriate instruments of reassignment and release. Provided, however, that this Agreement shall be reinstated if any payment in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Lender for any reason, including without limitation by reason of the insolvency or bankruptcy of the Pledgor or any other person. For the purpose of this Pledge Agreement and the Loan Documents, a return of identical securities means a return of the Pledged Shares as modified as a result of any split-up, revision, reclassification or other like change of the Pledged Shares. Any cash or shares tendered to buy down the Loan due to the occurrence of an Event of Default are not subject to redelivery and do not become part of the Pledged Collateral.

4.3           Risk of Loss. This Pledge Agreement and the Loan Documents are not intended to, nor do they, reduce the risk of loss or opportunity for gain for either the Pledgor or Lender, as transferor of the shares, at any given time, in the securities transferred.  See, IRC § 1058(b)(3). The Pledgor, as transferor of the securities (specifically, the Pledged Collateral), retains all opportunity for gain or loss on the securities over the term of the Agreement and at its maturity and termination.

SECTION 5

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties. The Pledgor hereby represents and warrants as follows:

(a) The Pledgor has legal title to the Pledged Shares and is the sole record and beneficial owner of the Pledged Shares. The Pledgor has good and lawful authority to Pledge all of the Pledged Shares in the manner hereby done or contemplated. The Pledged Shares are not now subject to any Liens, security interests, charges or encumbrances of any kind or nature. The Pledged Shares are not subject to any contractual statutory or regulatory or other restriction upon the transfer thereof, and no right, warrant or option to acquire any of the Pledged Shares exists in favor of any other Person.

(b) The Pledged Shares are freely tradable and transferable securities and do not bear any restrictive legend. No authorizations, approvals and consents, and no filings or registrations with any governmental or regulatory authority or agency or any other Person are necessary for the execution, delivery or performance by the Pledgor of this Agreement or for the validity or enforceability hereof.

(c) The execution, delivery and performance of this Agreement by the Pledgor, the Pledge of the Pledged Collateral pursuant hereto and the incurrence and performance of the obligations provided for herein will not (1) violate any law or regulation applicable to the Pledgor or any of its assets, (2) violate or constitute (with due notice or lapse of time or both) a default under any provision of any indenture, agreement, license or other instrument to which the Pledgor is a party or by which he or any of his properties may be bound or affected, (3) violate any order of any court, tribunal or governmental agency binding upon the Pledgor or any of its properties or (4) result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any assets or revenues of the Pledgor.

(d) The Pledgor is not in violation of any applicable United States federal or state applicable law or regulation, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, which violation or default could affect the validity or enforceability of this Agreement or any related document or prevent the Pledgor from performing any of his obligations hereunder or under any related documents.

(e) if any additional item of collateral other than the Pledged Shares is pledged hereunder, the Pledgor represents and warrants that additional collateral is subject to and conforms to the aforementioned representations and warranties, § 5.1 (a)—(d) herein.

(f) Any information, schedules, exhibits and reports furnished by the Pledgor to the Lender in connection with the negotiation and preparation of this Agreement did not contain any omissions or misstatements of fact which would make the statements contained therein misleading or incomplete in any material respect.

(g)          This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

SECTION 6

AFFIRMATIVE COVENANTS

6.1           Title and Liens. The Pledgor hereby agrees that, unless the Lender shall otherwise agree in writing, until the payment in full of the Obligations the Pledgor (i) shall defend its title to the Pledged Collateral against all claims and demands whatsoever that are adverse to the Lender, (ii) shall not create, incur, assume or suffer to exist any Liens, security interests, charges or encumbrances of any kind or nature (other than those created hereunder) in any Pledged Collateral and (iii) shall not sell, assign, transfer, exchange or otherwise dispose of, or grant any option or other right with respect to, any Pledged Shares. The Pledgor shall, upon demand of the Lender, do the following: furnish further assurances of title, execute any written agreement or do any other act(s) necessary to effectuate the purposes and provisions of this Pledge Agreement, execute any instrument, document or statement required by law or otherwise in order to perfect, continue or preserve the interests of the Lender in the Pledged Collateral and pay all filing or other costs incurred in connection therewith.

6.2           Perfection of Interest. Upon the Lender's request the Pledgor will make, execute, acknowledge and deliver, and file and record in the proper filing and recording places, all such instruments (including, without limitation, duly executed blank stock powers and other instruments of transfer or assignment satisfactory in form and substance to the Lender), and take all such action, as the Lender may reasonably deem necessary or advisable to carry out the intent and purpose of this Pledge Agreement and to establish and maintain in favor of the Lender a valid and enforceable interest in the Pledged Collateral and that are superior and prior to the rights and interests of all other persons or entities.

SECTION 7

APPOINTMENT OF AGENTS AND ACTIONS BY LENDER

7.1           Lender's Appointment of Agent and Lender's Rights. The Lender shall have the right to appoint one or more agents for the purpose of receiving possession of the statements representing or evidencing the Pledged Collateral, which may be held in the name of the Lender or any nominee of the Lender or any agent appointed by the Lender. In addition to all other rights possessed by the Lender, the Lender may, at the Lender's sole discretion and without notice to the Pledgor, take any or all of the following actions: (a) sell some or all of the Pledged Collateral and take control of any proceeds from the sale of the Pledged Collateral; and (b) exchange statements or instruments representing or evidencing Pledged Collateral for statements or instruments of smaller or larger denominations for any purpose consistent with its rights under this Pledge Agreement. All powers of the Lender under this Section 7 shall be in addition to, and not supersede or replace, the rights of the Lender under Section 8 hereof and the rights of the Lender under the Loan Documents.

SECTION 8

SALE AND TREATMENT OF PLEDGED COLLATERAL

8.1           Authority and Right to Sell and Buy Pledged Collateral. The Pledgor acknowledges that the Lender has the absolute right to sell and buy any or all of the Pledged Collateral during the term of the Loan and this Agreement. However, the Lender shall be under no obligation to sell or otherwise dispose of any Pledged Collateral or to cause any Pledged Collateral to be sold or otherwise disposed of. In the event of a diminution in the fair market value of the Pledged Collateral, the failure of the Lender to dispose of the Collateral shall under no circumstances be deemed a failure to exercise reasonable care in the custody or preservation of the Pledged Collateral. Any such sale or other disposition of any Pledged Collateral shall be deemed to be commercially reasonable under the Uniform Commercial Code, fully authorized and approved by the Pledgor pursuant to this Pledge Agreement and the Loan Documents, and otherwise proper in all respects.

8.2           Actions by Lender. Pledgor further acknowledges and agrees that as long as the Loan Principal Amount or the Obligations remain due and outstanding, Lender may take any and all actions with respect to the Pledged Collateral as the Lender, in its sole and absolute discretion, may deem to be advisable, including, without limitation, selling and buying some or all of the Pledged Collateral, utilizing the Pledged Collateral as a part of hedging transactions, transferring the Pledged Collateral within or among one or more depositary accounts, and creating and trading derivative instruments that are backed, in whole or in part, by the Pledged Collateral. Lender is under no obligation to sequester, hold, retain or escrow the Pledged Collateral in any manner, nor keep it apart from any other assets of Lender, and Lender may combine the Pledged Collateral, in whole or in part, with any other assets.

8.3            No Obligation to Apply Money or Funds Received in Respect to the Use of Pledged Collateral.  Notwithstanding Section 9-207 of the UCC, Lender has no obligation to apply money or funds received in respect of the sale, pledge, assignment, investment, use, or other disposition of any Pledged Collateral to reduce the Loan Principal Amount, the Obligations, or any other obligation under the Loan Agreement.

8.4            Rights Under Uniform Commercial Code. In addition to the rights and remedies granted to the Lender in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code. The Lender shall have the right in its sole discretion to determine which rights, security, liens, guaranties or remedies it shall retain, pursue, release, subordinate, modify or enforce, without in any way modifying, affecting or diminishing any of the other of them or any of the Lender's rights hereunder.

SECTION 9

DIVIDENDS AND VOTING RIGHTS

9.1           Dividends, Interest and Other Distributions. The Pledgor, as the transferor of the stock, shall receive from EFH a payment or credit against interest due of an amount equivalent to all interest dividends and other distributions which the beneficial owner of those securities is entitled to receive during the period of the loan which ends with the transfer of identical securities back to the Pledgor when all outstanding principal, interest and other amounts due under the Agreement are paid and all obligations of the Pledgor are extinguished.  See, IRC § 1058(b)(2) (hereinafter referred to as the "Dividend Amount").

(a) The Dividend Amount shall be first credited against any interest due and unpaid for the quarter which is unpaid and accruing at the time the Dividend Amount is actually paid out to shareholders. To the extent the Dividend Amount is less than the quarterly interest payment owed by the Pledgor, the Pledgor shall remain obligated to pay the net amount of interest due to the Lender.

(b) To the extent the Dividend Amount exceeds the quarterly interest payment owed by the Pledgor after first crediting the Dividend Amount against any interest due and unpaid for the quarter as described in Section 9.1(a) above, the Lender shall so notify the Pledgor in writing and pay, in due course, any excess remaining after crediting the Dividend Amount to the Pledgor.

9.2           Voting Rights and Powers. All voting or other such consensual rights and powers transfer to the Lender. The Lender will not exercise any voting or other such consensual rights or powers under the terms of this Agreement.

SECTION 10

RIGHTS AND REMEDIES

10.1          Rights Upon Default. Upon the occurrence of an Event of Default under the Loan Agreement or under the Pledge Agreement which remains uncured, the Obligations, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived.

At any time after the occurrence of an Event of Default which remains uncured, Lender may exercise the rights and remedies afforded to it under the Loan Agreement, which rights and remedies are herein incorporated by reference. To the extend the Lender has not already done so, under Section 8 the Lender may sell or otherwise dispose of the Pledged Collateral as the Lender's own property. Pledgor agrees that Lender may or may not proceed, as it determines in its sole discretion, with any or all rights, benefits, and remedies which it may have against Pledgor and in regard to the Pledged Collateral.

SECTION 11

APPLICATION OF PROCEEDS OF PLEDGED COLLATERAL IN EVENT OF DEFAULT

11.1          Application of Proceeds of Collateral Upon Sale. In the event of a default, the Lender shall apply the proceeds of the sale of any Pledged Collateral held by the Lender at the time that the Lender chooses to exercise its rights in an event of default as follows:

(i)	first, if applicable, to the payment to or reimbursement of Lender for any fees and expenses for which it is entitled to be paid or reimbursed pursuant to the Loan Documents;

(ii)	second, if applicable, to the interest compounding at the Default Rate;

(iii)	third, to the payment of any accrued and unpaid interest due under the Loan Agreement; and

(iv)	fourth, to such use as the Lender may elect (it being understood that Lender shall have no obligation to credit such payment to principal except to the extent that principal is due).

This Section 11.1 does not modify or supersede the Lender's rights under Section 8 of this Pledge Agreement to sell any or all of the Pledged Collateral during the term of the Loan or otherwise take actions with respect to the Pledged Collateral nor does it require that the Lender apply the proceeds of the sale of any Pledged Collateral that may occur during the term of the Loan to reduce the Loan Principal Amount or any other Obligation.

SECTION 12

COMPLIANCE WITH SECURITIES LAWS

12.1           Covenants by Pledgor. The Pledgor agrees to do or cause to be done all such other acts and things as may be necessary to make any sale or disposition of any portion or all of the Pledged Shares by the Lender hereunder valid and binding and in compliance with any and all applicable securities registration laws and regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales or dispositions, all at the Pledgor's sole expense. The Pledgor further agrees that a breach of any of the covenants contained in this Section 12 will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and agrees that each and every covenant contained in this Section 12 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that all of the Obligations have been paid in full or that the Lender has released the Pledged Shares.

SECTION 13

ARBITRATION

13.1          Any claim, dispute, or controversy ("Claim") arising from or relating to this Agreement or the relationships resulting from this Agreement, wherever and by whomever commenced, shall, upon delivery of a written notice demanding arbitration to the other party (including a written notice after the commencement of a lawsuit or a notice contained in court filings in any such lawsuit), be resolved by binding arbitration pursuant to the Federal Arbitration Act, 9 USC §§ 1 el seq., this agreement, and the applicable rules of the American Arbitration Association ("AAA"), JAMS or the National Arbitration Forum ("NAF") in effect at the time of the written notice demanding arbitration. The term "Claim" as used in this Agreement is to be given the broadest possible meaning, and includes but is not limited to claims, disputes, or controversies arising from or relating to soliciting, originating, closing, or enforcing the transaction that is the subject of the Loan Documents.

13.2          Pledgor may select which of AAA, JAMS, or NAF to use for purposes of administering an arbitration governed by this Agreement. The address, telephone number, and web site containing applicable rules for each of these arbitration administrators is as follows:

AAA
Corporate Headquarters
1633 Broadway, 10th Floor
New York, New York 10019
212-716-5800
www.adr.com

JAMS
71 South Wacker Drive
Suite 3090
Chicago, IL 60606
312-655-0555
www.jams.adr.com

NAF
P.O. Box 50191
Minneapolis, MN 55405-0191
952-516-6400
www.adrforum.com

If Pledgor fails to select an arbitration administrator within thirty (30) days from the date you or we deliver notice demanding arbitration, Lender will choose one. Any arbitrator must be a commercial lawyer with more than ten (10) years of experience in a regionally recognized law firm or a retired Federal judge or judge who served as a regular member of a state court of intermediate or final appellate jurisdiction.

13.3          Arbitrations seeking monetary relief less than $100,000.00 in the aggregate will be held within the federal judicial district encompassing the city where Pledgor resides or is located. Arbitrations seeking monetary relief of $100,000.00 or more in the aggregate will be held in Indianapolis, Indiana.

13.4          Lender will pay up to $2,500.00 in fees charged by the arbitration administrator for Claim(s) asserted by Pledgor in the arbitration, after Pledgor has paid an amount equivalent to the fee, if any, had such Claim(s) been filed in state or federal court (whichever is less) in the judicial district in which Pledgor resides or is located.

13.5          THIS AGREEMENT IS FULLY BINDING IN THE EVENT THAT A CLASS ACTION OR SIMILAR LAWSUIT IS FILED IN WHICH PLEDGOR WOULD BE A CLASS REPRESENTATIVE OR MEMBER. PLEDGOR AND LENDER AGREE THAT THERE SHALL BE NO CLASS OR CONSOLIDATED ARBITRATION OF ANY CLAIM. FURTHERMORE, CLAIMS BROUGHT BY OR ON BEHALF OF OTHER PLEDGORS MAY NOT BE CONSOLIDATED WITH OR ARBITRATED IN ANY ARBITRATION PROCEEDING THAT IS CONSIDERING PLEDGOR'S CLAIMS UNLESS SAID OTHER PLEDGORS ARE PARTIES TO THE SAME LOAN AGREEMENT.  SIMILARLY, PLEDGOR MAY NOT JOIN WITH OTHER PLEDGORS TO BRING CLAIMS IN THE SAME ARBITRATION PROCEEDING UNLESS ALL OF SUCH OTHER PLEDGORS ARE PARTY TO THE SAME LOAN TRANSACTION.

SECTION 14

MISCELLANEOUS

14.1          No Subrogation. Notwithstanding any payment or payments made by the Pledgor hereunder, the receipt of any amounts by the Lender with respect to the Pledged Collateral or any setoff or application of funds of the Pledgor by the Lender, the Pledgor shall not be entitled to be subrogated to any of the rights of the Lender.

14.2          No Waiver; Cumulative Remedies. No course of dealing between the Pledgor and the Lender, no failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy by the Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and not exclusive of any other remedies provided by law, including without limitation the rights and remedies of a secured party under the Uniform Commercial Code.

14.3          Addresses for Notices.  All notices, requests, demands, instructions, directions and other communications provided for hereunder shall be in writing and shall be mailed (by registered or certified mail, postage prepaid) or delivered to the applicable party at the address specified for such party on the first page of this Agreement or, as to any party, to such other address as such party shall specify by a notice in writing to the other party hereto. Each notice, request, demand, instruction, direction or other communication provided for hereunder shall be deemed delivered (i) if by mail, five business days after being deposited in the mail, addressed to the applicable party at its address set forth above, (ii) if by hand or by overnight courier, when delivered to the applicable party at such address.

14.4           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render such provision unenforceable in any other jurisdiction.

14.5           Further Assurances. The Pledgor agrees to do such further reasonable acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Lender may at any time request in connection with the administration or enforcement of this Pledge Agreement in order better to assure and confirm unto the Lender rights, powers and remedies hereunder. The Pledgor hereby consents and agrees that any registrar or transfer agent for any of the Pledged Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Lender to effect any sale or transfer notwithstanding any other notice or direction to the contrary given by the Pledgor.

14.6           Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Pledgor may not and shall not assign this Agreement or any interest herein or in the Pledged Collateral or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Pledged Collateral or any part thereof, without the prior written consent of the Lender. The Lender may assign this Agreement and its rights and remedies hereunder in whole or in part to any assignee of the Obligations or any portion thereof.

14.7           Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Indiana without reference to its principles of Conflicts of Law.

14.8           Consent to Jurisdiction: Venue; Jury Trial Waiver. Subject to Section 14 of this Agreement, Pledgor hereby consents to the jurisdiction of all the courts of the State of Indiana, including Federal Courts, for the purpose of any suit, action or other proceeding arising out of any of Pledgor's obligations under or with respect to this Agreement, and expressly waives any and all objections Pledgor may have as to venue in any of such courts. In addition, Pledgor consents to the service of process by United States certified or registered mail, return receipt request, addressed to Pledgor at the address provided herein. Pledgor also, to the extent permitted by law, waives trial by jury in any action brought on or with respect to this Agreement and agrees that in the event this Agreement shall be successfully enforced by suit or otherwise, Pledgor will reimburse the holder or holders of the Obligations, upon demand, for all reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and expenses.

14.9           Amendments. No provision of this Agreement may be amended, waived or modified, and (unless otherwise provided herein) no item of Pledged Collateral may be released, except in a writing signed by the Pledgor and the Lender.

14.10        Expenses. The Pledgor hereby agrees to reimburse the Lender for the enforcement of the Lender's rights under this Agreement, or any part thereof and the collection of payments due under or in respect of the Pledged Collateral and all amounts due under this Agreement.

14.11        Waiver of Notice of Acceptance. The Pledgor hereby waives notice of the making of any Loan or the issuance of the Note and notice from the Lender of its acceptance of and reliance upon this Agreement.

14.12        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, all of which when taken together shall constitute but one and the same agreement.

14.13        Translations of Agreement. In the event that this Agreement is translated into a language other than English, such translation is intended to assist the Pledgor in understanding the terms and conditions of this Agreement and is not intended, and shall not comprise, an enforceable Agreement. To the extent that any conflict exists between a translation of this Agreement and the English language version of this Agreement, the English language version shall prevail and be conclusive. All notices, communications or documents exchanged under this Agreement or delivered under it shall be in the English language or accompanied by an English translation of it.

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IN WITNESS WHEREOF, the Pledgor has duly executed this Agreement as of the date first above written.

PLEDGOR:

Name: /s/ You-Bin Leng

Date: 08/30/2011

Printed Name: Leng You-Bin